Exhibit 99.1
NEWS RELEASE

DATE:	February 11, 2008	8:30 a.m. E.S.T
CONTACT:	Robert E. Hoptry, Chairman, President and CEO
MainSource Financial Group 812-663-6734

MAINSOURCE ANNOUNCES RESIGNATION OF CHAIRMAN AND CEO
JAMES L. SANER, SR.
Robert E. Hoptry, Chairman, To Serve As Interim Chief Executive Officer
Greensburg, IN — February 11, 2008 — MainSource Financial Group, Inc. (Nasdaq: MSFG) announced today that James L. Saner, Sr., 56, has resigned as President, Chief Executive Officer and Director of MainSource.
The Chairman of the Board, Robert E. Hoptry, has been elected to serve as interim President and Chief Executive Officer of MainSource. Mr. Hoptry has served as Chairman of the Board of Directors of MainSource from its inception in 1983 and served as President and Chief Executive Officer from 1983 until his retirement in 1999. The Board intends to begin a CEO search immediately and will consider both internal and external candidates.
Mr. Saner said, “I have thoroughly enjoyed my 11 years at MainSource. It has been a pleasure to lead MainSource since 1999, and I am proud of its accomplishments. I believe it is time for me to pursue other interests. I am pleased to have had the opportunity to work with the many wonderful people at MainSource.”
Mr. Hoptry said, “Jim has been instrumental in guiding MainSource into a $2.5 billion, community-focused financial holding company with more than 900 employees in three states. Jim helped build a strong management team and strategy that has positioned MainSource for future success. We wish him the best in his future endeavors.”
MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.5 billion. The Company operates 68 offices in 30 Indiana counties, six offices in three Illinois counties, and six offices in two Ohio counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, and MainSource Bank — Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC and MainSource Title LLC, the Company and its banking subsidiaries provide various related financial services.
Forward Looking Statements
Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission. These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.